Exhibit 99.1

NEWS RELEASE

For Additional Information Contact:

Joe Meyers

Chief Financial Officer

(513) 874-8741

PIERRE FOODS, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED MARCH 3, 2007

Cincinnati, Ohio, May 29, 2007 ... Pierre Foods, Inc. (the “Company” or “Pierre”), a leading manufacturer, marketer, and distributor of high-quality, differentiated processed food solutions, today reported for its fourth quarter ended March 3, 2007 (“Fourth Quarter Fiscal 2007”) net revenues of $156.0 million versus $109.3 million for its fourth quarter ended March 4, 2006 (“Fourth Quarter Fiscal 2006”), an increase of 42.7%.  For the fiscal year ended March 3, 2007 (“Fiscal 2007”), net revenues were $487.8 million versus $431.6 million for the fiscal year ended March 4, 2006 (“Fiscal 2006”), an increase of 13.0%.  The increase during Fourth Quarter Fiscal 2007 and Fiscal 2007 is primarily due to sales associated with the Company’s acquisitions of Zartic and Clovervale during Fiscal 2007, and growth in most of the Company’s end-market segments, offset by decreased sales to two large National Accounts restaurant chain customers and decreased net revenues due to declining commodity protein pricing attributable to market-related pricing contracts with these two customers.

Pierre is a leading manufacturer, marketer, and distributor of high-quality, differentiated food solutions, focusing on pre-cooked and ready-to-cook protein products, compartmentalized meals, and hand-held convenience sandwiches.  Headquartered in Cincinnati, Ohio, Pierre markets its products under a number of brand names, such as Pierre™, Zartic®, Z-Bird®, Circle Z®, Jim’s Country Mill Sausage®, Clovervale Farms®, Chef’s Pantry®, Fast Choice®, Rib-B-Q®, Blue Stone Grill™, Hot ‘n’ Ready®, Big AZ®, Chicken FryZ®, Smokie Grill ®, and Chop House®, and has licenses to sell sandwiches using well-known brands, such as Checkers®, Rally’s®, Krystal®, Tony Roma’s®, and Nathan’s Famous®.

The financial information included throughout this press release for both Fourth Quarter Fiscal 2007 and Fiscal 2007 includes the financial results of Clovervale from the date of acquisition by Pierre on August 21, 2006.  Therefore, Cloverale financial information is included for all of Fourth Quarter Fiscal 2007 and 28 weeks of Fiscal 2007.  In addition, the financial information included throughout this press release for both Fourth Quarter Fiscal 2007 and Fiscal 2007 includes the financial results of Zartic from the date of acquisition by Pierre on December 11, 2006.  Therefore, Zartic financial information is included for 12 weeks of Fourth Quarter Fiscal 2007 and Fiscal 2007.

Fourth Quarter Fiscal 2007 Compared to Fourth Quarter Fiscal 2006

The Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was $15.4 million and $15.7 million for Fourth Quarter Fiscal 2007 and Fourth Quarter Fiscal 2006, respectively.  The Company reported a net loss of $1.5 million during Fourth Quarter Fiscal 2007 compared with net income of $1.8 million during Fourth Quarter Fiscal 2006.  Items contributing to the decrease in net income include, but are not limited to:

•                  Increased cost of goods sold (approximately $37.0 million) incurred primarily as a result of the acquisition of Zartic and the acquisition of Clovervale (approximately $34.0 million); and increased sales volume and a change in mix to higher cost products (approximately $2.8 million); offset by decreased prices paid for raw materials and formulation mix (approximately $2.0 million).

•                  Increased amortization expense (approximately $0.3 million) primarily due to intangible assets recorded in conjunction with the acquisition of Zartic and the acquisition of Clovervale, offset by a decrease resulting from the use of accelerated amortization methods for certain intangible assets.

•                  Increased selling expenses (approximately $2.9 million) incurred primarily as a result of the acquisition of Zartic and the acquisition of Clovervale (approximately $2.1 million), as well as increased volume and a shift in sales mix to customers with higher burden rates for sales and marketing expenses, including demonstration expenses (approximately $0.2 million) related to growth in the Warehouse Club selling channel.

•                  Increased distribution (approximately $5.7 million) primarily due to the Company’s acquisition of Zartic and acquisition of Clovervale (approximately $5.3 million) and higher storage costs (approximately $0.5 million) resulting from inventories built to maintain customer service levels for customer requirements.

•                  Increased administrative expense (approximately $1.5 million) primarily due to the Company’s acquisition of Zartic and acquisition of Clovervale (approximately $1.0 million) and integration expenses associated with the two acquisitions (approximately $0.6 million).

•                  Increased interest expense and other income (approximately $2.4 million) primarily as a result of increased average borrowing on the Company’s term loan, due to debt incurred in conjunction with the Company’s acquisition of Zartic and acquisition of Clovervale, and the increase in average in borrowings under the Company’s revolving credit facility.

•                  Increased depreciation expense (approximately $1.5 million) primarily due to the additional property, plant, and equipment being depreciated as a result of the Company’s acquisition of Zartic and acquisition of Clovervale.

Factors contributing to the decrease in net income were partially offset by:

•                  Increased net revenues (approximately $46.8 million) incurred primarily as a result of the acquisition of Zartic and acquisition of Clovervale (approximately $44.9 million) and increased sales volume (approximately $11.0 million) due to an increase in volume across most of the Company’s end markets, offset by decreased sales volume to the National Accounts end market (approximately $6.0 million) and a decrease in revenues due to declining commodity protein pricing attributable to market-related pricing contracts with these two large customers.

•                  Decreased income tax expense as a result of a pre-tax loss during Fourth Quarter Fiscal 2007 compared to pre-tax income during Fourth Quarter Fiscal 2006 (approximately $1.2 million).

Fiscal 2007 Compared to Fiscal 2006

The Company’s EBITDA increased to $58.9 million for Fiscal 2007 from $54.7 million for Fiscal 2006, an increase of 7.7%.  In addition, the Company reported net income of $2.1 million during Fiscal 2007 compared with net income of $2.2 million during Fiscal 2006.   Items contributing to the decrease in net income include, but are not limited to:

•                  Increased cost of goods sold (approximately $34.4 million) due to (1) incurred primarily as a result of the acquisition of Zartic and the acquisition of Clovervale (approximately $41.6 million); (2) increased sales volume and a change in mix to higher cost products (approximately $2.9 million); (3) increased costs due to decreased efficiencies related to decreased sales volume to the National Accounts end market; (4) increases in labor and overhead costs related to complying with the Department of Homeland Security’s Basic Pilot Employment Verification Program (approximately $2.9 million); and (5) increased overhead costs including utilities, insurance, maintenance, and property taxes; offset by (6) decreased prices paid for raw materials and formulation mix (approximately $17.3 million).

•                  Increased amortization expense (approximately $2.0 million) primarily due to intangible assets recorded in conjunction with the acquisition of Zartic and the acquisition of Clovervale, offset by the use of accelerated amortization methods used for certain intangible assets.

•                  Increased selling expenses (approximately $6.5 million) incurred primarily as a result of the acquisition of Zartic and acquisition of Clovervale (approximately $2.5 million), as well as increased volume and a shift in sales mix to customers with higher burden rates for sales and marketing expenses, including demonstration expenses (approximately $1.0 million) related to growth in the Warehouse Club selling channel.

•                  Increased distribution (approximately $9.8 million) primarily due to the Company’s acquisition of Zartic and acquisition of Clovervale (approximately $6.4 million), higher storage costs (approximately $1.9 million) resulting from inventories built to maintain customer service levels for customer requirements, higher fuel surcharges (approximately $1.1 million), and increased sales volumes across most of the Company’s end-markets.

•                  Increased administrative expense (approximately $1.2 million) primarily due to the Company’s acquisition of Zartic and acquisition of Clovervale (approximately $1.0 million) and integration expenses associated with the two acquisitions (approximately $0.6 million).

•                  Increased interest expense and other income (approximately $3.1 million) primarily as a result of increased average borrowing on the Company’s term loan due to debt incurred in conjunction with the Company’s acquisition of Zartic and acquisition of Clovervale, and the increase in average in borrowings under the Company’s revolving credit facility.

•                  Increased depreciation expense (approximately $1.7 million) primarily due to the additional property, plant, and equipment being depreciated as a result of the Company’s acquisition of Zartic and acquisition of Clovervale.

Factors contributing to the decrease in net income were partially offset by:

•                  Increased net revenues (approximately $56.2 million) incurred primarily as a result of the acquisition of Zartic and the acquisition of Clovervale (approximately $54.7 million) and increased sales volume due to an increase in volume across most of the Company’s end markets, offset by decreased sales volume to the National Account end market (approximately $24.2 million) and a decrease in revenues (approximately $8.7 million) due primarily as a result of declining commodity protein pricing attributable to market-related pricing contracts with two large National Accounts restaurant chains.

•                  Increased income tax expense as a result of an increase in pre-tax income during Fiscal 2007 compared to pre-tax income during Fiscal 2006 (approximately $1.5 million).

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding EBITDA, a non-GAAP financial measure.  EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measures of liquidity.  EBITDA is included in this press release because it is the basis upon which the Company’s management assesses financial performance.  While EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.  A reconciliation of net income to EBITDA is included in this release.

Raw Materials Update

The primary materials used in the Company’s food processing operations include boneless beef, pork, chicken, flour, yeast, seasonings, cheese, breading, soy proteins, and packaging supplies.  Meat proteins are generally purchased under 7-day payment terms.  Historically, the Company has not hedged in the futures markets, and over time, raw material costs have fluctuated with movement in the relevant commodity markets.  Additionally, the Company has contracts with formulaic pricing that allow the Company to immediately pass along commodity price variances.  Approximately 30.2% of total sales for Fourth Quarter Fiscal 2007 were protected from commodity exposure, of which 21.4% were attributable to market-related pricing contracts, while the other 8.8% were related to the USDA Commodity Reprocessing Program, which also insulates the Company from raw material price fluctuations.  For Fiscal 2007, approximately 33.4% of total sales were protected from commodity exposure, of which 26.3% were attributable to market-related pricing contracts, while the other 7.1% were related to the USDA Commodity Reprocessing Program, which also insulates the Company from raw material price fluctuations.

The following table represents the (increases)/decreases in the weighted average prices the Company paid for beef, chicken, pork, and cheese, excluding formulation mix and contracts with formulaic pricing, during Fourth Quarter Fiscal 2007 compared to Fourth Quarter Fiscal 2006 and Fiscal 2007 compared to Fiscal 2006.

	(Increase)/Decrease
	Fourth Quarter
	Fiscal 2007	(Increase)/Decrease
	Compared to	Fiscal 2007
	Fourth Quarter	Compared to
	Fiscal 2006	Fiscal 2006
Beef	5.3%	5.9%
Chicken	(30.0%)	(1.9%)
Pork	1.8%	4.6%
Cheese	2.0%	11.2%
Aggregate	(2.5%)	6.4%

Capital Expenditures

The Company had capital expenditures totaling $8,299 and $7,150 for Fiscal 2007 and Fiscal 2006, respectively.

Discussion of Results

As previously announced, Pierre Foods, Inc. will hold a quarterly conference call to discuss its fourth quarter and fiscal year ended March 3, 2007 results on Wednesday, May 30, 2007 at 10:00 a.m. EDT.  This conference call will be available via webcast on the Company’s website at www.pierrefoods.com or by direct dial at (866) 316-1372.  It will be recorded and available for playback beginning at noon on Wednesday, May 30, 2007 through midnight on Monday, June 4, 2007 by dialing (719) 457-0820 or (888) 203-1112. The replay passcode is 3447876.  An archived version will be available on the Company’s website in the Investor Relations section.

Due to the Company’s acquisitions of Zartic and Clovervale during   Fiscal 2007,  the Company needs additional time to complete and file its  Fiscal 2007 Annual Report on Form 10-K.   The Company  will file a Form 12b-25 with the Securities and Exchange Commission  stating that the Company expects to file its fiscal 2007 10-K Report, which is due on June 1, 2007, on or before June 15, 2007 which would be within the 15-day extension period available under applicable rules.

Note on Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “expects,” “anticipates,” “estimates,” and similar expressions identify forward-looking statements.  These statements reflect the Company’s expectations at the time this release was issued and are not guarantees of future performance but instead involve various risks and uncertainties.  Actual events and results may differ materially from those described in the forward-looking statements.  Among the factors that could cause material differences are the ability of the Company to generate cash flows to meet its debt service obligations, increases in the price of raw materials, particularly beef, pork, chicken, and cheese, a decline in meat consumption or in the consumption of processed foods, outbreaks of disease among cattle, chicken or pigs, changes in applicable governmental regulations, such as the USDA’s Commodity Reprocessing Program, work stoppages or interruptions, the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements, and other risks detailed from time to time in the Company’s periodic SEC reports.  The Company undertakes no obligation to update or revise any forward-looking statement.

The Company continuously evaluates contingencies based upon the best available information.  The Company believes it has recorded appropriate liabilities to the extent necessary in cases where the outcome of such liabilities is considered probable and reasonably estimable, and that its assessment of contingencies is reasonable.  To the extent that resolution of contingencies results in amounts that vary from management’s estimates, future earnings will be charged or credited accordingly.

As part of its ongoing operations in the food processing industry, the Company is subject to extensive federal, state, and local regulations and its food processing facilities and food products are subject to frequent inspection, audits, and inquiries by the USDA, the Food and Drug Administration, and various local health and agricultural agencies and by federal, state and local agencies responsible for the enforcement of environmental laws and regulations.  The Company is also involved in various legal actions arising in the normal course of business.  These matters are continuously being evaluated and, in some cases, are being contested by the Company and the outcome is not predictable. Consequently, an estimate of the possible loss or range of loss associated with these actions cannot be made.  Although occasional adverse outcomes (or settlements) may occur and could possibly have an adverse effect on the results of operations in any one accounting period, the Company believes that the final disposition of such matters will not have a material adverse affect on the Company’s consolidated financial position.

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Fourth Quarter	Fourth Quarter
	Fiscal 2007	Fiscal 2006	Fiscal 2007	Fiscal 2006
	(Unaudited)		(Unaudited)
Sales	$156,037	$109,265	$487,843	$431,633
Cost of goods sold	113,038	76,039	343,651	309,273
Selling, general, and administrative expenses	27,664	17,624	85,404	67,839
Depreciation and amortization	9,413	7,606	30,368	30,639

(Gain) Loss on disposition of property, plant, and equipment	(7)	—	(2)	—
Interest expense	8,083	5,691	25,377	22,331
Other income, net	78	59	115	152

Income (loss) before taxes	(2,076)	2,364	3,160	1,697
Income tax (provision) benefit	626	(585)	(1,038)	465
Net income (loss)	$(1,450)	$1,779	$2,122	$2,162

The following table provides a reconciliation of net income (loss) to EBITDA:

	Fourth Quarter Fiscal 2007	Fourth Quarter Fiscal 2006	Fiscal 2007	Fiscal 2006
Net income (loss)	$(1,450)	$1,779	$2,122	$2,162
Income tax provision (benefit)	(626)	585	1,038	(465)
Interest expense	8,083	5,691	25,377	22,331
Depreciation and amortization	9,413	7,606	30,368	30,639
EBITDA	$15,420	$15,661	$58,905	$54,667

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 3, 2007 and March 4, 2006
(in thousands)

	March 3, 2007	March 4, 2006
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$89	$2,541
Accounts receivable, net	46,139	29,591
Inventories	69,009	45,686
Refundable income taxes	4,616	1,651
Deferred income taxes	4,965	3,976
Prepaid expenses and other current assets	5,553	3,165

Total current assets	130,371	86,610

PROPERTY, PLANT, AND EQUIPMENT, NET	98,560	56,206

OTHER ASSETS:
Other intangibles, net	143,852	134,844
Goodwill	218,222	186,535
Deferred loan origination fees, net	8,267	7,332
Other	880	898

Total other assets	371,221	329,609

Total Assets	$600,152	$472,425

CURRENT LIABILITIES:
Current installments of long-term debt	$1,573	$229
Trade accounts payable	20,567	11,897
Accrued interest	5,569	1,781
Accrued payroll and payroll taxes	7,116	5,015
Accrued promotions	3,278	3,259
Accrued taxes (other than income and payroll)	1,096	796
Other accrued liabilities	3,096	1,635

Total current liabilities	42,295	24,612

LONG-TERM DEBT, less current installments	357,286	244,765

DEFERRED INCOME TAXES	45,662	48,821

OTHER LONG-TERM LIABILITIES	4,767	6,169

Total Liabilities	450,010	324,367

SHAREHOLDER’S EQUITY:
Common stock — Class A, 100,000 shares authorized, issued And outstanding at March 3, 2007 and March 4, 2006	150,188	150,226
Retained deficit	(46)	(2,168)

Total shareholder’s equity	150,142	148,058

Total Liabilities and Shareholder’s Equity	$600,152	$472,425